Exhibit 99.1

News Release

For more information contact:

Dennis J. Zember Jr.

Executive Vice President & CFO

(229) 890-1111

April 13, 2010

Ameris Bancorp Announces Commencement of Common Stock Offering

AMERIS BANCORP (NASDAQ-GS: ABCB), Moultrie, Georgia – Ameris Bancorp, a $2.42 billion financial holding company and parent company of Ameris Bank, today announced that it has commenced the offering of $60 million of its common stock in an underwritten public offering, with Keefe, Bruyette & Woods acting as lead manager and sole book runner and Sterne, Agee & Leach, Inc. serving as co-manager. The Company intends to grant the underwriters an option to purchase up to an additional 15% of the shares sold to cover over-allotments, if any.

The Company intends to use the net proceeds from the offering for general corporate purposes, including to fund possible future acquisitions, which may include FDIC-assisted transactions.

This announcement shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any offer or sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful. The offering will be made only by means of a prospectus, copies of which may be obtained from Keefe, Bruyette & Woods, Equity Syndicate Department, at 787 Seventh Avenue, 4th Floor, New York, New York 10019, or toll free at 1-800-966-1559.

Ameris Bancorp is headquartered in Moultrie, Georgia. At the end of the most recent quarter, it had 53 locations in select markets in Georgia, Alabama, Florida and South Carolina.

This news release contains statements that constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The words “believe”, “estimate”, “expect”, “intend”, “anticipate” and similar expressions and variations thereof identify certain of such forward-looking statements, which speak only as of the dates which they were made. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties and that actual results may differ materially from those indicated in the forward-looking statements as a result of various factors. Readers are cautioned not to place undue reliance on these forward-looking statements and are referred to the Company’s periodic filings with the Securities and Exchange Commission for a summary of certain factors that may impact the Company’s results of operations and financial condition.